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                                                                     Exhibit 6.4


                                OPTION AGREEMENT


     FOR VALUE RECEIVED, DIAMOND DISCOVERIES INTERNATIONAL CORP. ("Optionor") hereby grants to TANDEM RESOURCES LTD. ("Optionee"), subject to the terms and conditions hereinafter set forth, the option to purchase forty (40%) percent of the properties whose legal descriptions are set forth on Schedule 1 hereto (the "Properties").


1. Option period. The Option may be exercised at any time from the date hereof and for a period of time during which the Optionor shall have expended $5,000,000 Canadian on exploration.


2. Conditions of Exercise. The following shall be conditions of Optionee's right to exercise the option granted under this Agreement:


    (a) The Optionor shall have expended $5,000,000 Canadian (the "Threshold Amount" on exploration of the Properties;

    (b) The Optionee shall have paid the Optionor $2,000,000 Canadian in connection with the exploration of the Properties; and


    (c) Within sixty (60) days of demonstrating that the Threshold Amount has been expended, the Optionor and Optionee shall have entered into a joint venture agreement to operate the Properties.


3. Exercise. At any time during the option period, after satisfaction of the conditions set forth in Section 2, this option may be exercised by notice to Optionor delivered or mailed by certified or registered mail, return receipt requested, to Optionor's address set forth in Section 5.


4. Failure to Exercise. If Optionee fails to exercise the option during the Option Period, Optionor shall retain any amounts paid by Optionee and neither party shall have any further rights or claims against the other by reason of this transaction.


5. Notices. Any notice under this Agreement shall be delivered or sent by certified or registered mail, postage prepaid, return receipt requested, and addressed as follows:


          To Optionor:             Teodosio V. Pangia
                                   Diamond Discoveries International Corp.
                                   119 West 23rd Street, Suite 508
                                   New York, New York 10011

          Copy to:                 Jeffrey A. Rinde, Esq.
                                   Bondy & Schloss LLP
                                   6 East 43rd Street
                                   New York, New York 10017
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          To Optionee:             Stanley G. Hawkins
                                   Tandem Resources Ltd.
                                   111 Richmond Street West, Suite 402
                                   Toronto,, Ontario M5H 2G4


          Copy to:                 Michel Blouin, Esq.
                                   Lavery, de Billy
                                   1 Place Ville Marle, Suite 4000
                                   Montreal, Quebec H3B 4M4


6. Conflicting Provisions. Neither the execution and delivery of this Agreement, the consummation of the transactions herein, the fulfillment of the terms hereof, nor compliance with the terms and provisions hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which the Optionor and Optionee are a party, including the Acquisition Agreement between Optionor and Optionee, Peter Ferderber and Stanley Hawkins (the "Acquisition Agreement"). To the extent that any provision of this Agreement conflicts with a provision of the Acquisition Agreement shall control.


7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.


8. Expenses. Except as otherwise expressly provided herein, each party shall pay all of its own expenses incidental to the negotiation and preparation of the documentation relating to this Agreement, and for entering into and carrying out the terms and conditions thereof and consummating the transactions, regardless of whether they are consummated.


9. Payment of Taxes. All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including, without limitation, all filing fees, documentary stamps, and transfer, sales and other taxes required to be paid, or imposed in connection with the transfer of any of the Properties under the terms of this Agreement shall be paid by Optionee, including any recordation taxes and charges payable in connection with the recordation of deeds relating to the Properties.


10. Assignment. Except as may otherwise by expressly provided herein, neither party may assign any right, obligation, or liability arising hereunder without the other party's prior written consent. Any such assignment or attempted assignment shall be null and void.


11. Headings. Headings in this Agreement are for convenience and reference only and shall not be used to interpret or construe its provisions.


12. Governing law. This Agreement and all other documents relating to this Agreement shall be governed by the laws of the state of New York, excepting applicable Federal law and except only to the extent precluded by mandatory application of another state or foreign jurisdiction's laws. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be




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effective and valid under applicable law, but if any provision of this
Agreement or any part of such provision shall be prohibited by or invalid under applicable law, such provision or part thereof shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Agreement.


13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


14. Third party Beneficiaries. Except for their proper heirs, successors, and assigns, the parties intend that no third party shall have any rights or claims by reason of this contract.


15. Forum. The parties hereto agree that any action or proceeding arising out of or relating to this Agreement or the documents relating thereto, may be commenced in the Supreme Court of the State of New York, New York County or in the District Court of the United States for the Southern District of New York and each party agrees that a summon and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to each party at their address set forth in this Agreement, or as otherwise provided under the laws of the state of New York. Further, Optionor and Optionee specifically consent to the personal jurisdiction of the Supreme Court of the State of New York, New York County and the District Court of the United States for the Southern District of New York and waive and hereby acknowledge that they are estopped from raising any claim that either such court lacks personal jurisdiction over them so as to prohibit either such court from adjudicating any issued raised in a complaint filed with either such court against them by the Optionor concerning this Agreement.


     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.


Dated:  September 12, 2000


Optionor:

"Diamond discoveries International Corp."


By:  Teodosio V. Pangia
     ----------------------------
     Teodosio V. Pangia, Chairman



Optionee:

"Tandem Resources Ltd."


By:  Stanley G. Hawkins
     -----------------------------
     Stanley G. Hawkins, President
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                                   SCHEDULE 1


                                 THE PROPERTIES


P.E.M.  0001483               P.E.M.  0001517               P.E.M.  0001473
P.E.M.  0001482               P.E.M.  0001472               P.E.M.  0001499